UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
	☐	Preliminary Proxy Statement
	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	☒	Definitive Proxy Statement
	☐	Definitive Additional Materials
	☐	Soliciting Material Pursuant to §240.14a-12

BAYLAKE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

BAYLAKE CORP.

217 North Fourth Avenue

Sturgeon Bay, Wisconsin 54235

(920) 743-5551

April 28, 2011

Dear Baylake Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Baylake Corp., to be held at 7:00 p.m. on Monday, June 6, 2011 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin.

The matters to be acted upon at the meeting are described in detail in the Notice of Annual Meeting and Proxy Statement, which are enclosed.  These matters include the election of four directors, the ratification of the bank’s audit firm, and any other matters which may properly come before the meeting.

Please complete and return the accompanying proxy promptly in the enclosed envelope or cast your vote online at https://www.proxyvotenow.com/bylk or by telephone at 1-866-252-6936 to assure that your shares are represented, whether or not you plan to attend the annual meeting.  Instructions on how to complete and return your proxy are included.  If you do attend the meeting, you may still vote your shares in person at the meeting, even if you have already submitted your proxy to us.

If you have any questions or require assistance, please contact Teresa A. Rosengarten, Secretary, at Baylake Bank at either (920) 743-5551 or (800) 267-3610.

Sincerely,

Robert W. Agnew Co-Chairman of the Board Baylake Corp.	Richard A. Braun Co-Chairman of the Board Baylake Corp.

BAYLAKE CORP.

217 North Fourth Avenue

Sturgeon Bay, Wisconsin 54235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 6, 2011

April 28, 2011

To Shareholders of Baylake Corp.:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Baylake Corp. (“Baylake”), a Wisconsin corporation and registered bank holding company, will be held at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin on  Monday, June 6, 2011 at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1.	The election of four Class I directors to serve on Baylake’s Board of Directors for a three-year term expiring at the 2014 annual meeting of shareholders.

2.	The ratification of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Baylake Board of Directors has fixed the close of business on March 31, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting, and only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting and all adjournments thereof.

WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, OR YOU CAN VOTE ON LINE AT https://www.proxyvotenow.com/bylk OR BY TELEPHONE AT 1-866-252-6936,  SO THAT YOUR SHARES CAN BE VOTED IN ACCORDANCE WITH YOUR WISHES.  RETURN THE ENCLOSED PROXY PROMPTLY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.  IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

Important notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 6, 2011:  The 2010 Annual Report on Form 10-K and proxy statement of Baylake Corp. are available at www.baylake.com/proxy.htm.

By order of the Board of Directors

Teresa A. Rosengarten Secretary, Baylake Corp.

April 28, 2011

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

of

BAYLAKE CORP.

To Be Held on June 6, 2011

General

This proxy statement is furnished to the shareholders of Baylake Corp. (“Baylake”) in connection with the solicitation of proxies on behalf of Baylake’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m. on Monday, June 6, 2011 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof.  Proxies are solicited to give all shareholders of record at the close of business on March 31, 2011 an opportunity to vote on matters that come before the annual meeting.  This proxy statement and the enclosed proxy form are first being mailed to shareholders on or about April 28, 2011.

At the annual meeting, Baylake shareholders will be asked to elect four Class I directors to serve on Baylake’s Board of Directors until the 2014 annual meeting and will be asked to ratify the appointment of Baker Tilly Virchow Krause, LLP as Baylake’s independent auditors for the fiscal year ending December 31, 2011.   Baylake does not know of any matters other than those described in the Notice of Annual Meeting and this proxy statement that are to come before the annual meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake’s common stock entitled to vote shall constitute a quorum for all matters to be considered at the annual meeting.  Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposals.  In addition, shares held in street name which have been designated by brokers on proxy forms as not voted as to any proposal (so-called broker non-votes) will not be counted as votes cast with respect to the proposals.  Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum.  The Inspector of Election appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and ballots, and will count all votes and ballots.

Voting

Baylake’s common stock is the only class of voting security of Baylake.  As of March 31, 2011, the record date for the annual meeting, 7,911,539 shares of Baylake common stock were issued and outstanding.  Each share of Baylake common stock outstanding on the record date is entitled to one vote with respect to each matter properly brought before the annual meeting.

The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake’s Articles of Incorporation and Bylaws and other requirements applicable to the matters to be voted upon at the annual meeting.  All shares of Baylake’s common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy form.  If no instructions are indicated, properly executed proxies will be voted FOR the election of the four director nominees named herein and FOR the ratification of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors.  In addition, if any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy form will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting.  The four nominees receiving the most votes will be elected as directors of Baylake to serve the terms indicated in this proxy statement.  Approval of any other matters to properly come before the meeting will be decided by the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote.

If a broker or bank holds shares in street name and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank generally has discretion to vote on routine matters, but does not have discretion to vote on non-routine matters.  When a broker or bank does not vote on a proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner, the missing votes are referred to as “broker non-votes.”  Proposal number 1 will be considered a non-routine proposal for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you.  Prior to 2010, the election of directors was considered a routine proposal, but beginning in 2010 brokers and banks are no longer permitted to vote your shares in the election of directors.  Therefore, we urge you to give voting instructions to your broker on the proposal if you hold your shares in street name.  Abstentions and broker non-votes, if applicable, will be included in determining whether a quorum is present, but will not be counted as votes “for” or “against” Proposal 1.

Revocability of Proxies and Proxy Information

Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake, (ii) giving oral notice to the presiding officer during the annual meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy.  Attendance by a shareholder at the annual meeting will not in and of itself constitute revocation of a proxy.  Any written notice revoking a proxy should be delivered to Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

The expense of preparing, printing and mailing this proxy statement and the solicitation of proxies at the annual meeting will be borne by Baylake.  Baylake expects to solicit proxies primarily by mail.  Proxies may also be solicited personally and by telephone, facsimile transmission and e-mail by certain officers and regular employees of Baylake, but they will receive no compensation for such services other than their regular compensation.  Baylake also reserves the right to retain a proxy solicitor to solicit proxies, in which case Baylake will pay the solicitor’s fees and expenses.  Baylake will reimburse brokers and others who are record holders of common stock for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

Election of Directors

Unless otherwise directed, proxies will be voted FOR the election of each of the four director nominees.  If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

Mr. George Delveaux, Jr., 67, whose term expires with the annual meeting, is not standing for re-election to Baylake’s Board of Directors.  Mr. Delveaux, a retired dairy farmer and Chairman of the Town of Brussels, has been a member of the Board since 1981.  He is active and respected within our markets and a valued member of the Director Trust and Wealth Services Committee.  The Board is grateful to Mr. Delveaux for his many years of service to Baylake.

Following is information regarding the nominees as of March 31, 2011, as furnished by them.  Except as otherwise indicated, each of the directors has been employed in such director’s current occupation for at least five years.  All of the directors of Baylake also serve as directors of Baylake Bank, Baylake’s principal operating subsidiary.

Name	Age	Business Experience During Last Five Years	Director Since

		Class I Nominees (Terms expire in 2014)

Robert W. Agnew	68	Co-Chairman of the Board of Baylake; President of Tipperary Partners, LLC. The Nominating Committee believes that the Board of Directors benefits from Mr. Agnew’s substantial senior management and business operation experience. In addition to this experience, Mr. Agnew is a Co-chair of the Board and a valued member of the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	2001

Dee Geurts-Bengtson	58	Director of Community Relations for St. Norbert College since 2010; previously, Director of the St. Norbert Fund; also previously, Executive of Special Events, Green Bay Packers. The Nominating Committee believes that Ms. Geurts-Bengtson’s background in management and her active role in the Green Bay community make her a valuable member of the Board. Her role as a member of the Director Trust and Wealth Services Committee adds to her understanding of Baylake and the markets in which it competes.	2003

Joseph J. Morgan	68

Consultant for Mary Morgan Printing and Mailing, a Coakley Tec Company, since 2006; previously, President of Mary Morgan Printing and Mailing, a Gannett Company.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience Mr. Morgan obtained as President of Mary Morgan Printing and Mailing.  He is an experienced director of Baylake and is a valuable member of the Personnel and Compensation Committee and the Director Trust and Wealth Services Committee, providing him with important insight into the business of Baylake and the markets in which it competes.

			1995

Elyse Mollner Stackhouse	45	Senior Counsel for Integrys Business Support, LLC, a subsidiary of Integrys Energy Group, Inc. The Nominating Committee believes that the Board of Directors benefits from Ms. Stackhouse’s experience in the business and legal communities and from her experience in Human Resources and her understanding of the markets in which Baylake competes. In addition, Ms. Stackhouse serves on the Personnel and Compensation Committee.	2010

		CONTINUING DIRECTORS

		Class II Directors (Terms expire in 2012)

Richard A. Braun	67

Co-Chairman of the Board of Baylake; Retired Executive Vice President of Baylake.

Mr. Braun’s extensive experience with the banking business, including his former roles as Board Chair and Chief Executive Officer of Kewaunee County Banc-Shares, Inc. and State Bank of Kewaunee have given him an in-depth knowledge of all aspects of the banking industry. His role as Board Co-chair and membership on the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee, Personnel and Compensation Committee and Nominating Committee provide him with a deep understanding of the business of Baylake and provides continuity to the Board as a whole.

			1994

Robert J. Cera	49

President and Chief Executive Officer of Baylake since 2007; President and Chief Operating Officer of Baylake from 2006 to 2007; Chief Executive Officer of Baylake Bank since 2007; previously Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President and Director of State Financial Bank and State Financial Services Corporation.

Mr. Cera’s experience in the highest leadership positions in Baylake, including his service as a director and his extensive background and financial expertise make him a critical member of the Board of Directors.

			2006

Terrence R. Fulwiler	60

Chairman of the Board of the WS Packaging Group of Companies; Chairman of the Board of Bellin Health Systems of Green Bay; Board member of the Green Bay Packers; Board member of Innovata LLC of Atlanta, GA; Board member of EMT International of Green Bay; Board member of Northeast Wisconsin Technical College Foundation.

Because of Mr. Fulwiler’s senior management experience and background as a business owner and corporate board member, he provides significant benefits to the Board and brings an understanding of the markets in which Baylake competes.  In addition, Mr. Fulwiler serves on the Audit, Legal and Compliance Committee.

			2010

William C. Parsons	74	President of Palmer Johnson Enterprises (off-highway transmission remanufacture and repair). Mr. Parsons brings a considerable amount of senior management experience to his position as a member of the Board. In addition to this experience, he is a valued member of the Executive Committee, Audit, Legal and Compliance Committee, Personnel and Compensation Committee and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes. Mr. Parsons has been designated as the Audit Committee Financial Expert.	1979

		Class III Directors (Terms expire in 2013)

Roger G. Ferris	68	Retired, insurance industry. The Board of Directors benefits from the substantial senior management experience and financial expertise that Mr. Ferris obtained as President of Aon Risk Services of Wisconsin. He is an experienced director of the Company and is a valuable member of the Executive Committee, Director Loan Committee, Director Trust and Wealth Services Committee, and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1998

Thomas L. Herlache	68

Retired, previously Chairman of Baylake and Baylake Bank; previously Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank; currently Director and Chairman of Federal Home Loan Bank of Chicago.

Mr. Herlache’s extensive experience with Baylake, including his former role as its President and Chief Executive Officer, has given him an in-depth knowledge of all aspects of Baylake’s business and the banking industry. His membership on the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee, Personnel and Compensation Committee and Nominating Committee provide him with a deep understanding of the business of Baylake and provides continuity to the Board as a whole.

			1977

Louis J. (Rick) Jeanquart	60	President, Founder and Chairman of the Board of Just In Time Corporation. The Board of Directors benefits from Mr. Jeanquart’s experience in the business and manufacturing communities and from his understanding of Baylake’s markets. In addition, Mr. Jeanquart adds to the Board his significant experience as a business owner and manager and serves on the Director Loan Committee.	2010

Directors’ Fees and Benefits

Directors of Baylake or Baylake Bank, with the exception of Mr. Cera, receive $600 for each general board meeting attended plus an $800 monthly retainer.  In addition, members of the Director Loan Committee receive $400 for each committee meeting attended and members of the remaining committees receive $300 for each committee meeting attended.  Additionally, on July 1, 2010 Messrs. Agnew and Braun began receiving compensation for their roles as co-chairmen of Baylake’s Board of Directors in the amount of $10,000 annually each.  This compensation is paid in equal monthly installments.  Mr. Cera does not receive any fees for his participation on the board of directors.

Each of the Directors of Baylake is also eligible to participate in a deferred compensation program with Baylake.  Currently, Baylake has deferred compensation agreements with George Delveaux, Jr. and William Parsons, the only two directors who have elected to participate in the program.  Under these agreements, participating directors may elect to defer a portion of their annual directors’ fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments.  At death, all sums held in the account of a participating director are payable to designated beneficiaries.  Although Baylake maintains insurance policies to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

The following table sets forth information regarding the fees paid to Baylake’s non-employee directors during 2010.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Robert W. Agnew	$34,430		$344	(1)	$34,774
Richard A. Braun	38,210		73,882	(4)	112,092
George Delveaux, Jr.	18,360	(2)	184	(1)	18,544
Roger G. Ferris	27,540		275	(1)	27,815
Terrence R. Fulwiler	15,570		156	(1)	15,726
Dee Geurts-Bengtson	21,870		219	(1)	22,089
Thomas L. Herlache	27,360		87,500	(5)	114,860
Louis J. “Rick” Jeanquart	21,780		218	(1)	21,998
Elyse Mollner Stackhouse	13,230		132	(1)	13,362
Joseph J. Morgan	21,915		219	(1)	22,134
William C. Parsons	21,060	(3)	211	(1)	21,271
Paul J. Sturm	28,845		—		28,845

________________

(1)	Consists of a 10% match pursuant to the Baylake Corp. Stock Purchase Plan.
(2)	Includes $2,400 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.
(3)	Includes $3,000 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.
(4)	Consists of payments pursuant to two Salary Continuation Agreements dated 1984 and 1985.
(5)	Consists of payments pursuant to two Salary Continuation Agreements, dated 1988 and 1999.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a director.

CORPORATE GOVERNANCE MATTERS

Independence and Meetings

The Board of Directors has affirmatively determined that all of Baylake’s directors (other than Mr. Cera) are qualified as “independent” as described under NASDAQ Rule 4200.  Mr. Cera is not independent due to his employment as President and Chief Executive Officer of Baylake and President and Chief Executive Officer of Baylake Bank.

The Board of Directors held 14 meetings during 2010.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees on which such director served during 2010.  While no formal policy is currently in place, it is Baylake’s preference that its directors should attend the Annual Meeting of Shareholders if possible.  All of the directors attended the 2010 Annual Meeting of Shareholders with the exception of Mr. Sturm.

Board Committees

Members of Baylake’s Board of Directors have been appointed to serve on various committees.  The Boards of Directors of Baylake and Baylake Bank currently have six standing committees: (1) the Executive Committee; (2) the Director Loan Committee; (3) the Audit, Legal and Compliance Committee; (4) the Personnel and Compensation Committee; (5) the Director Trust and Wealth Services Committee; and (6) the Nominating Committee.  Each of Baylake’s standing committees has a charter which is available on Baylake’s website, at www.baylake.com.

Executive Committee.  The Executive Committee reviews the financial, administrative and regulatory activities of Baylake and Baylake Bank.  This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on an as needed basis throughout the year.  No meetings were held during 2010.  The current members of the Executive Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache and Parsons.  Mr. Braun currently serves as the Chairman of the Committee.

Director Loan Committee.  The Director Loan Committee reviews certain loan transactions of Baylake Bank.  This committee met on a bi-weekly basis and held 25 meetings during 2010.  The current members of the Director Loan Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart and Sturm.  Mr. Braun currently serves as the Chairman of the Committee.

Audit, Legal and Compliance Committee.  The Audit, Legal and Compliance Committee reviews the financial and legal matters of Baylake.  The Committee is responsible for supervising Baylake’s accounting, reporting and financial control practices.  Generally, this committee reviews the quality and integrity of Baylake’s financial information and reporting functions, the adequacy and effectiveness of Baylake’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants.  The independent public accountants are responsible for auditing Baylake’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  The current members of the Audit, Legal and Compliance Committee are Messrs. Agnew, Braun, Fulwiler, Herlache and Parsons.  In addition to being “independent” directors as described under NASDAQ Rule 4200, as currently in effect, all members of the Audit, Legal and Compliance Committee satisfy the heightened independence standards under the Securities and Exchange Commission (“SEC”) rules, as currently in effect.  The Board of Directors has determined that Mr. Parsons is an “audit committee financial expert” as that term is defined in SEC rules.  This committee held 10 meetings during 2010.  Mr. Parsons serves as Chairman of the Committee.

Personnel and Compensation Committee.  The Personnel and Compensation Committee reviews the personnel policies and annual compensation levels of Baylake.  The Personnel and Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this Proxy Statement, and submits its Compensation Committee Report, which is also included herein.  This committee held five meetings during 2010.  The Committee currently comprises six directors who are “independent” as defined in NASDAQ Rule 4200 (Messrs. Braun, Morgan, Parsons, Sturm, Ms. Stackhouse and Mr. Herlache), as well as Mr. Cera (President and Chief Executive Officer of Baylake and President and Chief Executive Officer of Baylake Bank).  In addition, although not a member of the Board of Directors, Ms. Sharon Haines (Senior Vice President - Human Resources of Baylake Bank) meets regularly with the Committee.  Mr. Parsons currently serves as Chairman of the Committee.

Director Trust and Wealth Services Committee.  The Director Trust and Wealth Services Committee reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake’s non-bank subsidiaries.  This committee meets on a bi-monthly basis and held 11 meetings during 2010.  The current members of this committee are Messrs. Delveaux, Ferris, Morgan, Sturm and Ms. Geurts-Bengtson.  Mr. Sturm currently serves as Chairman of the Committee.

Nominating Committee.  The Nominating Committee meets to review candidates for membership on the Baylake and Baylake Bank Boards of Directors and recommends individuals for nomination to the Boards.  The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees.  It is also the responsibility of this committee to recommend a successor to the Chief Executive Officer when that position becomes or is expected to become vacant.  The Nominating Committee held one meeting during 2010.  The current members of the Nominating Committee are Messrs. Agnew, Braun, Ferris, Parsons, Herlache and Cera, each of whom, except Mr. Cera, are qualified as “independent” as described under NASDAQ Rule 4200.  Mr. Agnew currently serves as Chairman of the Nominating Committee.

Board Leadership Structure and Role in Risk Oversight

Baylake is committed to a strong, independent Board and believes that objective oversight of the performance of its management is a critical aspect of effective governance.  Accordingly, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals.  Baylake’s Co-Chairmen are independent directors and have the following duties:

•	Chair and preside at Board meetings;
•	Coordinate with Baylake’s CEO in establishing the agendas and topic items for Board meetings;
•	Advise on the quality, quantity and timeliness of the flow of information from management to the Board;
•	Act as principal liaisons between management and the Board on sensitive issues;
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and
•	Provide an important communication link between the Board and shareholders, as appropriate.

Baylake’s Board of Directors, together with the various Board committees, coordinate with each other to provide enterprise-wide oversight of its management and handling of risk.  These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about Baylake’s management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary and reputational risks.  Baylake’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Director Nomination Procedures

The Baylake Board of Directors Nominating Committee will consider nominations for director submitted by shareholders in accordance with Baylake’s Bylaws.  Pursuant to Baylake’s Bylaws, notice of shareholder nominations for directors must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than fourteen (14) days nor more than seventy (70) days prior to the annual meeting in order to be considered.  Each notice of nomination must contain the name and address, the principal occupation or employment and number of shares of Baylake common stock (“Baylake Common”) beneficially owned by each nominee.  The Nominating Committee shall determine whether nominations were made in accordance with the Bylaws and, if not, any defective nomination will be disregarded.

The Board of Directors considers various factors to be important when evaluating potential members of the Board, regardless of whether the candidate is proposed by the Nominating Committee or by a shareholder, including the individual’s integrity, general business background and experience, experience in the banking industry and his or her ability to serve on the Board of Directors.  The Board does not attempt to assign any relative weights to the factors but considers them as a whole.

Although Baylake has no formal policy on Board diversity, the Board believes that a diverse board of directors is desirable to expand its collective knowledge and expertise relating to Baylake’s business, as well as to evaluate management and positively influence its performance.  Accordingly, in carrying out its responsibilities for locating, recruiting and nominating candidates for election to the Board, Baylake takes into account a number of factors and considerations, including diversity.  Such considerations of diversity include geographic regions, professional or business experience, gender, race, national origin, specialized education or work experience and viewpoints.

If any shareholder wishes to recommend a potential nominee for consideration by the Board, that nominee’s name and related information should be sent to the Board in care of Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.  While the Nominating Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the committee.

Compensation Committee Interlocks and Insider Participation

The following members of the Personnel and Compensation Committee have served as an officer or employee of Baylake or any of its subsidiaries: Mr. Herlache, who formerly served as Baylake’s and Baylake Bank’s Chairman, Mr. Cera, who currently serves as Baylake’s President and Chief Executive Officer and Baylake Bank’s President and Chief Executive Officer, and Mr. Braun, who is a former Executive Vice President of Baylake.

Code of Ethics

Baylake has made its Code of Ethics available on its website at www.baylake.com.  Changes to the Code of Ethics and any written waivers from the Code of Ethics that may be granted to any director or executive officer will also be posted on that website.

Communications With Board of Directors

Although Baylake has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the Board, has historically served the Board’s and its shareholders’ needs.  The Board of Directors periodically considers whether changes to this procedure are appropriate.  However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.  Ms. Rosengarten will pass along all such communications (except for complaints of a personal nature that are not relevant to Baylake or Baylake Bank as a whole).

EXECUTIVE OFFICERS

All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified.  As of the date hereof, no executive officer set forth below is related to any director or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer.  Set forth below is information as of March 31, 2011 with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake.

Name and Age	Position
Susan F. Anschutz, 47	Senior Vice President – Marketing of Baylake Bank. Ms. Anschutz joined Baylake Bank in 1992.

Michael J. Gilson, 63

Market President – Lakeshore Region of Baylake Bank since 2007.  Prior to his current position, Mr. Gilson was Executive Vice President – Business Services/Lending Division of Baylake Bank. Mr. Gilson joined Baylake Bank in 1971.

Sharon A. Haines, 63	Senior Vice President – Human Resources of Baylake Bank. Ms. Haines joined Baylake Bank in 1989.

Daniel M. Hanson, 54	Senior Vice President – Operations/IT of Baylake Bank. Mr. Hanson joined Baylake Bank in 1980.

John A. Hauser, 52

Senior Vice President – Treasurer of Baylake Bank.  Mr. Hauser originally joined Baylake Bank in 1984 and left the bank to join an investment advisory firm as a financial advisor in February 2008.  Prior to leaving Baylake Bank Mr. Hauser was Senior Vice President of Administration.  In August 2009 Mr. Hauser returned to Baylake Bank and assumed his current position.

Richard P. Hearden, Jr., 48

Senior Vice President – Director Middle Market Banking of Baylake Bank.  Mr. Hearden joined Baylake Bank in August 2009.  Prior to joining Baylake, he was Vice President Business Development Northeast Region, Johnson Bank.  Previously served as President of Horseshoe Bay Farms & Golf Club.

Kevin L. LaLuzerne, 49

Treasurer and Chief Financial Officer of Baylake since 2007, Senior Vice President – Finance of Baylake Bank since April 2006 and Chief Financial Officer of Baylake Bank since December 2006.  Prior to his current position, Mr. LaLuzerne held various positions with Baylake Bank since he joined the bank in 1980.

Kenneth R. Lammersfeld, 45

SVP of Retail/Brokerage/Training and Development of Baylake Bank.  Mr. Lammersfeld joined Baylake Bank in June 2008 as bank-wide Training and Sales Development Manager.  Prior to joining Baylake Bank, Mr. Lammersfeld was Consumer Banking Sales Coordinator, Associated Bank. Prior to that he served as Vice President District Manager, Associated Bank.

David J. Miller, 47	Chief Credit Officer of Baylake Bank since 2007. Prior to 2007, Mr. Miller was Vice President – Agricultural/Commercial Loan Officer of Baylake Bank. Mr. Miller joined Baylake Bank in 1987.

Paul J. Northway, 42

Market President – Bay/Central Region of Baylake Bank.  Mr. Northway joined the bank in 2007 as Market President – Bay Region. Prior to joining Baylake Bank, Mr. Northway managed a commercial banking division of Associated Banc-Corp.

Teresa A. Rosengarten, 50

Secretary of Baylake since January 2008 and Executive Vice President of Baylake Bank since joining the bank in December 2007. Prior to joining Baylake Bank, Ms. Rosengarten was Executive Vice President – Consumer Banking, Associated Banc-Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2011, the number of shares of common stock beneficially owned by (i) each director, nominee for director and executive officer of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of March 31, 2011.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percent of Class (2)

Directors:
Robert W. Agnew	69,398(3)	*
Dee Geurts-Bengtson	2,030	*
Richard A. Braun	140,000(4)	1.8%
Robert J. Cera	52,332(5)	*
George Delveaux, Jr.	3,771	*
Roger G. Ferris	68,303(3)	*
Terrence R. Fulwiler	20,397(6)	*
Thomas L. Herlache	123,475(7)	1.6%
Louis J. “Rick” Jeanquart	298,412(8)(9)	3.8%
Joseph J. Morgan	22,677	*
William C. Parsons	172,651(4)(10)	2.2%
Elyse Mollner Stackhouse	4,975	*
Paul J. Sturm	88,274(6)(11)	1.1%

Non-director Named Executive Officers:

Teresa A. Rosengarten	13,800(7)	*
Michael J. Gilson	88,144(12)(13)	1.1%
All directors and executive officers as a group (24 persons)	1,251,030(14)(15)	15.8%

5 Percent Beneficial Owner:

Ellsworth L. Peterson 55 Utopia Circle Sturgeon Bay, WI 54235	431,706(16)	5.4%

* Less than one percent.
(1)

For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children.  Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)

Options to purchase shares of Baylake Common held by directors and executive officers that would be exercisable within 60 days after March 31, 2011 (“currently exercisable”) are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)	Includes 40,000 shares represented by convertible debentures.
(4)	Includes 30,000 shares represented by convertible debentures.
(5)	Includes 25,000 shares represented by convertible debentures.
(6)	Includes 20,000 shares represented by convertible debentures.
(7)	Includes 10,000 shares represented by convertible debentures.

(8)	Includes 3,000 shares held by JIT Corp of which Mr. Jeanquart, as President of JIT Corp, has pecuniary interest.
(9)	Includes 80,000 shares represented by convertible debentures.
(10)	Includes 45,186 shares held in a trust of which Mr. Parsons’ wife is a beneficiary and for which Mr. Parsons serves as trustee.
(11)	Includes 17,433 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.
(12)	Includes 11,134 shares from the 1993 stock option agreement (of which none are in the money).
(13)	Included 15,000 shares represented by convertible debentures.
(14)	Includes 44,536 shares from the 1993 stock option agreement (of which none are in the money).
(15)	Includes 360,000 shares represented by convertible debentures.
(16)

Based on Baylake’s shareholder records and other available information that Baylake deems to be reliable, Baylake believes that, as of March 31, 2011, Ellsworth L. Peterson was the beneficial owner of 431,706 shares of Baylake Common, with sole voting and dispositive power with respect to such shares.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Board of Directors of Baylake oversees Baylake’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Personnel and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussion referred to above, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Baylake’s proxy statement in connection with Baylake’s 2011 Annual Meeting of Shareholders, to be filed with the Securities and Exchange Commission.

This report is submitted on behalf of the current members of the Personnel and Compensation Committee:

Richard A. Braun
Robert J. Cera
Thomas L. Herlache
Joseph J. Morgan
William C. Parsons, Chairman

Elyse Mollner Stackhouse
Paul J. Sturm

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes Baylake’s compensation philosophy, objectives and policies as applicable to Baylake’s executive officers named in the Summary Compensation Table set forth on page 19 of this proxy statement.  The CD&A sets forth the analysis undertaken by the Personnel and Compensation Committee (for purposes of this CD&A, the “Committee”) in determining each element of executive compensation and the parameters and criteria under which such determinations were made.  It should be noted that compensation packages of the named executive officers (“NEOs”) are determined by the Committee and recommended to the Board based upon each officer’s performance and roles for both Baylake and its wholly owned banking subsidiary, Baylake Bank.

Compensation Philosophy, Objectives and Policies

Baylake’s executive compensation policies are intended to attract and retain top quality management with a balance of short-term and long-term consideration and to provide incentives to individuals commensurate with Baylake’s growth and earnings and the attainment of certain goals.  The Committee  is responsible for reviewing Baylake’s compensation policies and programs and making recommendations to the Board in accordance with the general compensation philosophy of Baylake, which is to offer employees fair and competitive compensation, based on each employee’s individual contribution, experience and performance and on Baylake’s overall growth and performance. Baylake’s compensation philosophy is to target base salaries for NEOs at the market median (50th percentile) and provide meaningful incentives through pay-for-performance programs that compensate at the market median for budgeted performance and the 75th percentile or higher when performance expectations are exceeded.  The Committee and Baylake’s Board of Directors believe that this policy is critical to the long-term success and competitiveness of Baylake.

Administration and Process

Overview. In making its executive compensation recommendations for 2010, the Committee considered various factors, including (i) the financial performance of Baylake and Baylake Bank as a whole on both a short-term and long-term basis (including net income, increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of those areas of Baylake and Baylake Bank, if any, for which such executive is responsible, including whether such areas achieved their specific goals for the year; (iii) an evaluation of the executive’s overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate for a particular executive.  The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

Role of Executives. Mr. Cera, as Chief Executive Officer of Baylake, annually reviews the performance of each executive officer (excluding his own) with respect to the specific performance goals established for such executive for the year, as well as in relation to the overall performance of Baylake and Baylake Bank for the year. Based upon these reviews, Mr. Cera makes recommendations to the Committee with respect to the compensation of such executives. The Committee considers Mr. Cera’s recommendations, and uses its own discretion in making final compensation recommendations with respect to the NEOs, which may differ from the recommendations of Mr. Cera. The Human Resource Department also provided support to the Committee in 2010 including the collection of compensation data and plans, administrative duties, and other special projects as needed.

Use of Consultants.  In 2010, the Committee directly engaged the services of Blanchard Chase, an outside compensation consulting firm, to assist with the design of the 2010 management incentive plan, a review of director compensation (chairman and lead director), and the design of an equity-based long-term incentive plan.  Blanchard Chase is an independent consulting firm and does not perform any additional services for Baylake Bank or senior management.  In addition, Blanchard Chase does not have any other personal or business relationships with any Board member or any officer of Baylake Bank.  The Committee is continuing to work with Blanchard Chase on proxy support and the design of both annual and long-term incentive plan designs in 2011.  In 2009, the Committee used Blanchard Chase to review overall compensation for the executive officers.

Peer Group & Benchmarking.  In 2010, Baylake used compensation data from industry surveys including the Delves Group, Watson/Wyatt, American Bankers Association, Wisconsin Bankers Association, Amalfi Consulting, and Blanchard Chase to assess compensation for its CEO, senior management and the Board of Directors.  In 2010, Baylake used this information to assist in compensation decisions throughout the year.

Baylake also worked with Blanchard Chase in the fourth quarter of 2009 to assess total compensation for its top executive officers as compared to a regional peer group of public banks.  The peer group for the 2009 analysis is included in last year’s proxy statement.  Baylake is also considering an updated compensation review study in May 2011, when new proxy statements are available within the peer group.

Elements of Executive Compensation

The three primary components of executive compensation currently employed by Baylake are base salary, annual incentive compensation paid in cash, and long-term incentives using stock options and restricted stock.  These, along with the other components of executive compensation (benefits and perquisites) are described below.

Base Salary. The Committee believes that base salary for NEOs should be targeted at market competitive levels.  Base salaries are reviewed annually and adjusted from time to time, based on the Committee’s review of market data and an assessment of company and individual performance.  Due to market conditions in 2009, the NEOs voluntarily accepted a 2% salary reduction from 2008.  In 2010, the base salaries for the current NEO’s that accepted this reduction (Mr. Cera, Ms. Rosengarten, and Mr. Gilson) were restored to their previous amount as demonstrated in the Table below.  For 2011, Mr. Cera will receive a 2.46% salary increase, Ms. Rosengarten will receive a 2.94% salary increase, and Mr. Gilson will receive a 1.97% salary increase based on performance and comparison to peers.  The table below summarizes these base salary increases for each NEO.

Executive Name	Title	2009 Salary	2010 Salary	2011 Salary
Cera, Robert	President & CEO	$280,698.00	$285,000.00	$292,000.00
Rosengarten, Teresa	Executive Vice President	$167,569.00	$170,000.00	$175,000.00
Gilson, Michael	Market President, Lakeshore Region	$150,676.00	$152,985.00	$156,000.00

Annual Incentive Compensation.  Baylake attempts to balance the security provided by base salary with the “at-risk” feature of annual incentive compensation in its efforts to attract and retain top quality executive management and provide proper incentive to enhance the value of Baylake common stock for the shareholders. The purpose of the Management Incentive Plan is to incent and reward the Baylake Bank management team for performance that meets the goals of Baylake’s operating plan and budget.  In 2010, Baylake Bank adopted a new Management Incentive Plan that is based on overall bank goals linked to the long-term viability of the organization (net income and asset quality) and individual or department goals that are linked to each officer’s functional responsibility.  Baylake also conducted peer group research to ensure the goals used in the 2010 incentive plan were reasonable, competitive, and did not encourage any unnecessary risk.  In addition, the plan included performance qualifiers that must be met before any payments are made to each executive officer (minimum net income and satisfactory regulatory and performance reviews).  Under the 2010 incentive plan, payout amounts were established and capped using three levels; target, threshold and maximum.  The payout opportunity levels were up to 60% of base salary for the CEO and up to 45% of base salary for the other NEOs.  In 2010, Baylake Bank did not meet the net income performance qualifier in the plan design; therefore no annual incentive compensation was earned by any of the NEOs, which was similar to 2009 and 2008.

In 2011, Baylake Bank is reducing the maximum annual incentive payout opportunity by 10% of base salary for the CEO (60% to 50%) and by 0% to 5% of base salary for the other NEOs (45% to 40%) as demonstrated in the table below.  In 2011, the plan will use corporate, business unit, and subjective factors to determine the incentive payout level for each NEO.  Performance qualifiers for the plan will include two levels of corporate net income and achievement of risk management objectives as determined by the Board.  The two levels of corporate net income are designed to allow for a portion (25%) of bonuses to be paid if Baylake Bank meets its risk management goal, but does not achieve the initial net income qualifier or hurdle.

2011 NEO Incentive Payout Opportunity Levels as a Percentage of Base Salary

	Threshold Payout	Target Payout	Maximum Payout
President & CEO	25%	37.5%	50%
Other NEOs	15% - 20%	22.5% - 30%	30% - 40%

Long-term Incentive Compensation.  In 1993, the Board of Directors and shareholders approved Baylake’s 1993 Stock Option Plan (the “Option Plan”), which had a ten-year life and expired in April 2003.  The Option Plan was established to provide a long-term incentive to Baylake’s and Baylake Bank’s executive officers and other key employees, as well as to motivate management by granting them options to purchase shares of Baylake common stock and thus offering them a greater stake in Baylake’s future.  The Option Plan also enabled compensation without cash payments.  As of December 31, 2010, options granted in prior years for 49,628 shares remained outstanding, of which all 49,628 were vested.  On January 4, 2011, options for 11,600 shares expired, reducing the total to 38,028 shares issuable upon exercise of vested options as of that date.   To derive the estimated fair value of outstanding stock options for financial reporting purposes, Baylake applies the modified prospective transition method as outlined in Statement of FASB Accounting Standards Codification (“ASC”) Topic 718.

In 2010 Baylake Bank obtained approval from shareholders for the 2010 Equity Incentive Plan (the “Equity Plan”).  Under the new Equity plan, the Bank will have the ability to grant up to 750,000 shares (or approximately 8.1% of the outstanding shares on a fully diluted basis) of stock in the form of stock options, restricted stock, restricted stock units, and stock appreciation rights.  Within this plan, 750,000 shares can be used as incentive stock options and only 375,000 of the 750,000 shares can be used in the form of award shares or restricted stock.  The number of shares granted to officers or directors will be determined by the Committee on an annual basis based on performance and market research to ensure a reasonable and competitive total compensation package.  The Equity Incentive Plan will also use vesting provisions that will require the officer to remain employed by Baylake Bank for a defined period of time or risk losing all or a portion of each equity grant.  The Board approved grants for the NEO’s in December 2010; however, no equity grants were made to the NEOs in 2010.  In 2011 the Board granted an equal combination of restricted stock and stock options to the three NEOs with a grant date value of 63% of base salary for Mr. Cera, 45% of base salary for Ms. Rosengarten, and 22% of base salary for Mr. Gilson.  The grants were based on the achievement of strategic goals over the past few years and included a five year vesting provision for retention purposes.  Future equity grants under this program will be based on the achievement of annual corporate and business unit goals.

Supplemental Executive Retirement Plan (SERP).  In 2005 Baylake Bank implemented a Supplemental Executive Retirement Plan (SERP) for its top executive officers.  The SERP was structured so both the individual and Baylake Bank can make contributions to the plan on an annual basis.  Baylake Bank has not made any contributions to the plan since 2007, although some participants have made contributions since 2007.  In 2010, Baylake Bank decided to replace the SERP with a similar non-qualified deferred compensation plan that was designed by Charles Schwab.  The plan design for the new non-qualified deferred compensation plan is similar to the previous SERP in that both Baylake Bank and the participant can make contributions to the plan.  In 2010 no contributions were made to the new non-qualified deferred compensation plan by Baylake Bank.

Other Benefits and Perquisites.  Executive officers are eligible for all of the benefits made available to full-time employees of Baylake Bank (such as the 401(k) plan, employee stock purchase plan, health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same sick leave and other employee policies.

Baylake provides its executive officers with certain additional benefits and perquisites, which it believes are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive benefits and perquisites are commonly offered by comparable financial institutions.  While no formal perquisite program is currently in place, Baylake generally provides the following benefits and perquisites to its executive officers:

•	In 2010, Baylake paid or reimbursed all or a portion of club dues for certain executive officers, including Mr. Cera, Ms. Rosengarten, and Mr. Gilson;

•	In 2010, Baylake provided a company automobile to Mr. Cera;

•	In 2010, Baylake provided a tax reimbursement to Mr. Cera;

•	All of Baylake’s executive officers received one week of vacation in addition to the maximum allotment for other officers and employees;

The cost to Baylake of certain of these perquisites is included in the table appearing on page19 under “Details of Amounts Included in ‘All Other Compensation’ Column of Summary Compensation Table.”

Baylake believes that benefits and perquisites provided to its executive officers in 2010 represented a reasonable percentage of each executive’s total compensation package and was not inconsistent, in the aggregate, with perquisites provided to executive officers of comparable competing financial institutions.

Incentive Compensation Risk Assessment

The compensation plan for the executive officers in 2010 included base salary, annual cash incentive, and qualified and non-qualified benefit programs.  The Committee has reviewed the base salaries of each executive officer and believes that the base salary compensation component is reasonable as compared to peers and does not vary based on risk-taking, and thus believes this component does not encourage any risk taking.

The 2011 Management Incentive Plan for Baylake Bank is a performance-based plan that includes a proper balance of profitability and strategic goals that are linked to the long-term viability of Baylake Bank.  The Committee believes that a combination of profit and strategic goals mitigates risk in this program as the plan does not provide an incentive for executives to focus only on short-term results at the expense of other long-term strategic goals of Baylake Bank.  The Committee also re-examines performance criteria and goals at the beginning of each performance year to make sure they reflect Baylake’s current strategy and are reasonable compared to historical and peer group performance.  In addition, the target and maximum award levels in the 2011plan are conservative and capped at 50% of base salary for the CEO and 20% to 40% for other members of senior management.  There are also sufficient checks and balances in place, including a Committee review of the goal establishment prior to a performance year and review of final payout calculations at the end of the performance period.  The Committee also has discretion to modify awards based on Baylake Bank’s overall performance and the banking climate in general.  For 2011 the plan will include performance qualifiers that must be met before any payments are made to each executive officer.  These performance qualifiers include threshold level of net income, regulatory reviews, and performance evaluations. The Committee believes the 2011 annual incentive plan design does not encourage unnecessary risk and complies with recent regulatory guidelines on sound incentive compensation as the plan utilizes a combination of profitability and strategic goals that are linked to the long-term viability of Baylake Bank.  In addition, the plan payouts are reasonable and capped.

In 2010 Baylake Bank obtained approval from shareholders to authorize a new Equity Incentive Plan.  The Equity Incentive Plan will use 5 year vesting provisions for restricted stock and stock options, which acts as a deferral of such compensation for the senior management team.  Including these types of deferrals in the senior management team compensation package complies with best practices included in recent regulatory guidelines on sound incentive compensation.

Other compensation programs in place for the executive officers include a 401(k) plan, employee stock purchase plan, medical care, dental, disability coverage, and life insurance; all of which are typical benefits offered in the banking industry.  In addition, Baylake Bank pays for the personal use of a car and a portion of club membership dues for select executives.  The aggregate value of these perquisites does not exceed $30,000 for any individual NEO.  Baylake does not believe there is any risk associated with these benefits or perquisites.

For non-executive officers, the Board determined that the primary element of such compensation included base salary and incentive compensation.  In 2010, Baylake Bank implemented a Licensed Banker Commission (“LBC”) Plan, Mortgage Banking Commission Plan, Retail Banking Incentive Plan, Commercial Banking Incentive

Plan, and a bank-wide program for sales and support that do not participate in any other commission or incentive plan for 2010.  The LBC and Mortgage Banking plans are commission-based and share an appropriate percentage of fees generated by the employee.  Baylake Bank provides proper oversight of these departments to ensure regulatory requirements are met.  Overall, the Committee believes that these two commission plans are standard in the banking industry and will not create any unnecessary risk to Baylake Bank.

In 2010, Baylake Bank made adjustments to the Mortgage Banking Commission Plan to comply with regulatory guidelines for mortgage lender incentives that need to be in place by April 1, 2011.  In 2011, the Mortgage Banking Commission Plan will be based on loan volume and no longer based on fees, which complies with the regulatory guidelines.  In order to ensure that the mortgage loan officers are collecting appropriate fees and following loan policy, each mortgage loan included in the commission plan will need to be properly funded and follow loan policy guidelines (as determined by the Plan Review Committee and Baylake Bank’s Accounting Department).  Baylake Bank believes that both the LBC and Mortgage Banking commission plans are compliant with regulatory guidelines and will not create any unnecessary risk to Baylake Bank.

The Retail Banking Incentive Plan and Commercial Incentive Plan are based on overall bank, department and individual performance.  The Sales and Support Plan for other employees is based on the overall performance of Baylake Bank (net income) and on individual performance.  The plans have nominal payout opportunities and do not create an unreasonable risk to Baylake.

Adjustment or Recovery of Awards

In 2010, Baylake Bank did not adopt a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results.  However, Section 304 of the Sarbanes-Oxley Act of 2002 provides some ability to recover incentive awards in certain circumstances.  If Baylake is required to make an accounting restatement due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer then must reimburse Baylake for (i) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of Baylake during those 12 months.  In 2011, Baylake is considering a formal “clawback” policy that may require officers to pay back any form of incentive compensation if paid in error.

Employment Agreements and Post-Termination Payments

In July 2008, Baylake entered into employment agreements with Mr. Cera and Ms. Rosengarten that provide for severance benefits under certain circumstances following termination of their individual employment (see “Other Agreements With Named Executive Officers” on page 22).  Baylake believes that the severance payments called for by Mr. Cera’s and Ms. Rosengarten’s employment agreement are appropriate because the officers are bound by confidentiality, nonsolicitation and non-compete provisions.  This provides Baylake with more flexibility to make changes in those positions if such changes are in the best interest of Baylake and its shareholders.  In December 2010, Baylake made amendments to the employment agreements with Mr. Cera and Ms. Rosengarten to change the protection of confidential information from one year to two years (see “Other Agreements With Named Executive Officers” on page 22.)

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies, such as Baylake, from deducting compensation to any one executive officer in excess of $1.0 million during the tax year, unless it is performance-based within the meaning of the statute.  The Board of Directors does not believe that it is likely that any individual’s compensation will exceed $1.0 million in any year, except as a result of the exercise of stock options.  It is likely that none of the compensation of the NEOs, including gains from the exercise of stock options, will qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Therefore, taxable income for any person considered a NEO on the last day of the taxable year in excess of $1.0 million will not be deductible for federal income tax purposes by Baylake.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31, 2009 and 2010, for the person serving as Baylake’s “principal executive officer” during 2010 and for the next two most highly-compensated executive officers who were serving in that capacity at December 31, 2010.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Robert J. Cera,	2010	$285,000	$0	$17,007	$302,007
President and Chief Executive Officer	2009	$280,698	$0	$22,929	$303,627

Teresa A. Rosengarten,	2010	$170,000	$0	$8,368	$178,368
Secretary and Executive Vice President	2009	$167,569	$0	$10,666	$178,235

Michael J. Gilson	2010	$152,985	$0	$5,254	$158,239
Market President – Lakeshore Region	2009	$150,676	$306	$6,686	$157,668

(1)

For a discussion of the relationship between salary and bonus, please see “Compensation Discussion and Analysis – Base Salary” and “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(2)	A detailed breakdown of “All Other Compensation” is provided below.

Details of Amounts Included in “All Other Compensation” Column of Summary Compensation Table

The table below provides the details of amounts included in the “All Other Compensation” column of the Summary Compensation Table for each NEO:

	Mr. Cera	Ms. Rosengarten	Mr. Gilson

Baylake Contribution to Officers’ 401(k) Plan Accounts	$7,350	$5,100	$4,589

10% Employer Match to Stock Purchase Plan	180	65	—

Club Dues	4,161	3,203	665

Personal use of company automobile	3,126	—	—

Tax reimbursements (1)	2,190	—	—

Totals	$17,007	$8,368	$5,254

(1)	Reimbursement of income taxes payable on personal use of company automobile for Mr. Cera.

Grants of Plan-Based Awards in Last Fiscal Year

Baylake’s Stock Option Plan expired in 2003 and no stock options were awarded to any of the NEOs during 2010 under the 2010 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date
Robert J. Cera	—	—	—	—

Teresa A. Rosengarten	—	—	—	—

Michael J. Gilson	2,900	—	$14.75	01/02/2011
	50	—	$13.00	04/24/2011
	2,000	—	$13.00	02/12/2012
	944	—	$13.00	06/18/2012
	2,000	—	$13.30	02/04/2013
	1,240	—	$13.30	04/29/2013
	2,000	—	$14.15	01/06/2014

(1)	Options were granted subject to vesting over five years, at a rate of 20% per year, commencing one year from the date of grant.

2010 Option Exercises and Stock Vested

No stock options were exercised in 2010.

Pension Benefits

Baylake does not maintain any pension benefit plans for its officers or directors that would otherwise be disclosable in these proxy materials.

Nonqualified Deferred Compensation in 2010

Effective March 1, 2005, Baylake Bank adopted the Baylake Bank Supplemental Executive Retirement Plan (the “SERP”). The SERP was intended to reward certain management and highly compensated employees of Baylake Bank who have contributed and are expected to continue to contribute to Baylake Bank’s success by providing for deferred compensation in addition to that available under Baylake Bank’s other retirement programs.  Participants in the SERP were chosen by Baylake Bank’s Executive Committee.  The nine participants in the SERP include Ms. Rosengarten and Mr. Gilson, however Mr. Cera is not a participant in the SERP.

Both the participant and Baylake Bank may make contributions to the SERP.

Each participant has a Deferral Account which consists of voluntary participant deferrals of up to 100% of salary (but reduced to satisfy employee tax obligations or elections made as part of Baylake Bank’s other benefit plans) and up to 100% of bonus.  Each participant is fully vested in his or her Deferral Account at all times.  The Board approved the Committee’s  recommendation to not allow participant deferrals in 2010 and 2011.

Each participant also has a SERP Account which consists of discretionary employer contributions.  In 2009 and 2010, Baylake Bank did not make any contributions to the SERP, and the Board approved the Committee’s  recommendation that no contributions will be made in 2011.  A participant becomes 100% vested in his or her SERP Account upon completion of ten years of service (measured from when the participant first commenced employment with Baylake Bank or a predecessor entity) and attaining age 55.  Mr. Gilson is 100% vested in his SERP Account.

Benefits are generally payable under the Plan upon termination of employment, to the extent vested.  Accounts are payable in a lump sum or in installments, as elected by each participant.

Each participant has the right to designate how amounts in the Deferral Account and SERP Account will be deemed to be invested from among a menu of mutual funds.  Baylake purchased life insurance in connection with adopting the Plan, however the participants or their beneficiaries had no rights in such policies, and are unsecured creditors of Baylake Bank in connection with the Plan.  In February 2011, Baylake surrendered the life insurance policies and no replacement policies were purchased.  Instead, a nonqualified deferred compensation trust, commonly known as a Rabbi Trust, was established with Charles Schwab Trust Company serving as trustee.  Assets held in the Rabbi Trust are invested in a parallel manner to the elections that participants make for the deemed investment of their balances in the SERP Account and Deferral Account.

The following table shows the contributions made in 2010 by Baylake and participants, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert J. Cera	—	—	—	—	—
Teresa A. Rosengarten	—	—	3,312	—	32,964
Michael J. Gilson	—	—	38,470	—	333,625

Potential Payments Upon Termination of Employment

Baylake does not have any formal severance policy in connection with terminations of employment of its executive officers.  However, Mr. Cera’s and Ms. Rosengarten’s employment agreements do provide certain severance benefits to them in connection with the termination of their employment by Baylake under certain circumstances.  See “Other Agreements With Named Executive Officers” below.

Potential Payments Upon Change of Control

As noted under “COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee recommended that Baylake’s SERP be amended to remove any Change in Control benefits described above and, instead, that Baylake enter into a Change in Control Severance Agreement (“CIC Agreement”) with each executive officer.  The CIC Agreements were approved by the Personnel and Compensation Committee in April 2008 and have been entered into with each of the executive officers. Under the terms of the CIC Agreements:

•

The executive is, in the event of a change in control, entitled to severance in the form of a lump-sum payment in cash equal to a multiple of an amount equal to the sum of his or her current salary and bonus, and contributions made to such executive’s Plan and 401(k) accounts, plus health and dental insurance for a period of 12 months in the event that, subsequent to a “Change of Control” (as defined in the CIC Agreement), the executive’s employment is terminated either by Baylake Bank (or a successor) without “Cause” or by the executive for “Good Reason” (each as defined in the CIC Agreement). The multiple would be 2.0X for Mr. Cera and 1.5X for Ms. Rosengarten and 1.0X for the other executive officers.  If a change in control had occurred at December 31, 2010, the named executive officers would have been eligible to receive the following payments under the CIC Agreements: Mr. Cera - $581,891; and Ms. Rosengarten - $266,891; and Mr. Gilson - $159,601.

•	The amount of the severance payment is subject to customary “cutback” provisions designed to avoid the imposition of parachute tax under the Internal Revenue Code.

•

The executive is bound by confidentiality provisions that would generally prohibit him or her from disclosing or using for his personal benefit any “Confidential Information” (as defined in the CIC Agreement) obtained by him or her during the course of his employment and for a one-year period after termination.

Other Agreements With Named Executive Officers

2008 Employment Agreement with Mr. Cera.  In April 2008, Baylake and Mr. Cera entered into an employment agreement (in this discussion, the “2008 Cera Agreement”) that replaced the employment agreement between Mr. Cera and Baylake dated August 2006.  The 2008 Cera Agreement is similar to the August 2006 employment agreement in many respects.  The 2008 Cera Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the 2008 Cera Agreement, Mr. Cera’s employment can be terminated by Baylake or Mr. Cera at any time and for any reason.

Compensation and Benefits. The 2008 Cera Agreement established Mr. Cera’s 2008 annual base salary of $285,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors.  He is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which he is employed.  As previously noted, effective April 1, 2009, Mr. Cera consented to a 2% reduction in his base salary.  On January 28, 2010 the Board approved the Committee’s recommendation to reinstate the 2% to Mr. Cera’s base salary retroactive to January 1, 2010.  The 2008 Agreement provides that Mr. Cera is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake is required to provide Mr. Cera with life insurance equal to three times his base salary (subject to a $500,000 maximum).  Other elements of compensation under the 2008 Cera Agreement include use of a company automobile, tax reimbursement for certain benefits that may be taxable to Mr. Cera, and reimbursement of country club dues.

Severance Benefits.  The 2008 Cera Agreement provides for severance benefits provided that Mr. Cera signs and does not revoke a mutual release of claims between himself and Baylake.  If Mr. Cera’s employment is terminated by Baylake (other than for “Cause” as defined in the 2008 Cera Agreement) or is terminated by Mr. Cera for “Good Reason” (as defined in the 2008 Cera Agreement), Mr. Cera is entitled to a severance payment equal to one year’s base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated, and Baylake would also subsidize his health insurance premiums for that one-year period.  However, if Mr. Cera’s employment is terminated by Baylake for “Cause” or if he terminates his employment voluntarily other than for “Good Reason,” he would not be entitled to any severance payments.  If Mr. Cera’s employment is terminated due to his death or disability, he or his beneficiary would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.

Confidentiality.  The 2008 Cera Agreement contains confidentiality provisions that are typical in agreements of this kind, which generally prohibit him from disclosing or using for his personal benefit any “Confidential Information” (as defined in the 2008 Cera Agreement) obtained by him during the course of his employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the 2008 Cera Agreement, Mr. Cera has agreed that during the term of his employment and for one year following termination of his employment for whatever reason (i) he will not provide services similar to the services he provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) he will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Mr. Cera had contact or about which he obtained confidential information during the two-year period prior to termination); or (iii) he will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment.  Mr. Cera would be denied any of the severance benefits due him under the 2008 Agreement as a consequence of any breach by him of the confidentiality and non-compete provisions thereof.

Employment Agreement with Ms. Rosengarten. In April 2008, Baylake and Ms. Rosengarten entered into an employment agreement (in this discussion, the “Rosengarten Agreement”).  The Rosengarten Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the Rosengarten

Agreement, Ms. Rosengarten’s employment can be terminated by Baylake or Ms. Rosengarten at any time and for any reason.

Compensation and Benefits.  The Rosengarten Agreement established Ms. Rosengarten’s 2008 annual base salary of $170,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors.  She is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which she is employed.  As previously noted, effective April 1, 2009, Ms. Rosengarten consented to a 2% reduction in her base salary.  On January 28, 2010 the Board approved the Committee’s recommendation to  reinstate the 2% to Ms. Rosengarten’s base salary retroactive to January 1, 2010.  The Rosengarten Agreement provides that Ms. Rosengarten is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses and vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake is required to provide Ms. Rosengarten with life insurance equal to three times her base salary (subject to a $500,000 maximum).  Other elements of compensation under the Rosengarten Agreement include reimbursement of country club dues.

Severance Benefits.  The Rosengarten Agreement provides for severance benefits provided that Ms. Rosengarten signs and does not revoke a mutual release of claims between herself and Baylake.  If Ms. Rosengarten’s employment is terminated by Baylake (other than for “Cause” as defined in the Rosengarten Agreement) or is terminated by Ms. Rosengarten for “Good Reason” (as defined in the Rosengarten Agreement), Ms. Rosengarten is entitled to a severance payment equal to one year’s base salary plus the annual bonus she would have received for the year of termination had her employment not been terminated, and Baylake would also subsidize her health insurance premiums for the one-year period.  However, if Ms. Rosengarten’s employment is terminated by Baylake for “Cause” or if she terminates her employment voluntarily other than for “Good Reason,” she would not be entitled to any severance payments.  If Ms. Rosengarten’s employment is terminated due to her disability, she would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.  In the event of Ms. Rosengarten’s employment terminating due to her death, her beneficiary would receive a health insurance premium subsidy for one year after termination.

Confidentiality. The Agreement contains confidentiality provisions that are typical in agreements of this kind, which generally prohibit her from disclosing or using for her personal benefit any “Confidential Information” (as defined in the Rosengarten Agreement) obtained by her during the course of her employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the Rosengarten Agreement, Ms. Rosengarten has agreed that during the term of her employment and for one year following termination of her employment for whatever reason (i) she will not provide services similar to the services she provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) she will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Ms. Rosengarten had contact or about which she obtained confidential information during the two-year period prior to termination); or (iii) she will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Ms. Rosengarten would be denied any of the severance benefits due her under the Rosengarten Agreement as a consequence of any breach by her of the confidentiality and non-compete provisions thereof.

AUDIT, LEGAL AND COMPLIANCE COMMITTEE REPORT

The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit, Legal and Compliance Committee, which reviews Baylake’s financial reporting process on behalf of the Board of Directors, consist solely of qualified independent directors as described under NASDAQ Rule 4200.

Under SEC rules, the Board is required to review the qualifications of the members of the Committee to determine if any members are “audit committee financial experts.” The Board of Directors named William Parsons as an “audit committee financial expert” on November 16, 2004. The Board believes Mr. Parsons qualified as an “audit committee financial expert” based on his professional training as a certified public accountant, years of involvement with financial reporting and long experience on the Board of Directors. The Committee’s functions and responsibilities are described in a written policy statement and formal charter.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its charter, the Audit, Legal and Compliance Committee has reviewed and discussed Baylake’s audited financial statements for fiscal 2010 with management of Baylake. During these discussions, management represented to the Audit, Legal and Compliance Committee that Baylake’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit, Legal and Compliance Committee has discussed with Baker Tilly Virchow Krause, LLP (“Baker Tilly”), Baylake’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). The Audit, Legal and Compliance Committee also has received the written disclosures from Baker Tilly  required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the audit committee concerning independence, and has discussed with Baker Tilly the firm’s independence from Baylake and its management. The Audit, Legal and Compliance Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Baker Tilly performing independent audit services and other non-audit services. The Board is satisfied that the audit services have been provided in compliance with adequate standards for independence.

Based on its review and discussions with management and the auditors, the Audit, Legal and Compliance Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements of Baylake be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Audit, Legal and Compliance Committee:

Robert W. Agnew
Richard A. Braun

Terrence R. Fulwiler
Thomas L. Herlache
William C. Parsons, Chairman

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baylake’s independent registered public accounting firm for the fiscal year ended December 31, 2010 was Baker Tilly Virchow Krause, LLP (“Baker Tilly”).  Baylake’s Audit Committee has selected Baker Tilly as its independent registered public accounting firm for the fiscal year ending December 31, 2011.  Although Baylake’s shareholders are not required to vote on the appointment of Baylake’s independent registered public accounting firm, it is presenting this selection to the shareholders for ratification.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the Board of Directors’ appointment of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Baylake has been advised by Baker Tilly that they are independent certified public accountants with respect to Baylake within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Representatives of Baker Tilly are expected to attend the 2011 Annual Meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.  For services rendered in 2010 and 2009 by Baker Tilly, the following fees were billed for the audit of Baylake’s annual consolidated financial statements for the years ended December 31, 2010 and 2009, respectively and for other services:

Fees	2010	2009
Audit Fees(1)	$267,400	$288,300
Audit-related Fees(2)	19,048	25,507
Tax Fees(3)	37,210	36,670
All Other Fees(4)	-	5,000
Total	$323,658	$355,477

Crowe Horwath, LLP (formerly Crowe Chizek and Company LLC) (“Crowe”) was previously engaged as Baylake’s principal accountant.  For services rendered in 2009 by Crowe, the following fees were billed for statutory and regulatory filings or engagements related to Baylake’s annual consolidated financial statements and for other services for the year ended December 31, 2009 :

Fees	2009
Audit Fees(1)	$15,000
Audit-related Fees(2)	—
Tax Fees(3)	2,500
All Other Fees(4)	—
Total	$17,500

_______________
(1)

The Audit Fees consist of fees billed for professional services rendered for the audit of Baylake’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Baker Tilly or Crowe in connection with statutory and regulatory filings or engagements.

(2)

The Audit-related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Baylake’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees for professional services rendered for federal and state tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for products and services other than the services reported above.

The Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Committee prior to payment.

The Board of Directors recommends a vote FOR the ratification of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires Baylake’s officers and directors to file reports concerning the ownership of Baylake equity securities with the Securities and Exchange Commission and Baylake. Baylake files the required reports on behalf of the officers and directors. Baylake believes that, during the year ended December 31, 2010, all of its directors and executive officers complied with Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Baylake and Baylake Bank may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of Baylake common stock, immediate family members of those persons and entities in which one of those persons has a direct or indirect material interest. Baylake refers to transactions with such related persons as “related person transactions.” The Board of Directors does not currently have written policies or procedures with respect to related person transactions, however, it has been the practice of Baylake that disinterested members of the Board of Directors approve, in advance, all transactions with related persons.

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer.  A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment or decree of any court of competent jurisdiction, or any federal or state authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2010, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER MATTERS

Baylake has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2010. Pursuant to the rules of the Securities and Exchange Commission, services that deliver Baylake’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Baylake’s 2010 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, Baylake will promptly deliver a separate copy of Baylake’s 2010 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Baylake of their requests by writing or calling Baylake Corp., Attention: Teresa A. Rosengarten, Secretary, 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

Shareholder Proposals

Proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 not later than December 30, 2011. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.

In addition, Baylake’s Bylaws provide that nominations for elections to the Board of Directors by persons other than the Board of Directors must be received by the Board in writing together with specified accompanying information at least 14 days, but not more than 70 days, prior to an annual meeting in order to be considered at the meeting. Such proposals will not be included in Baylake’s 2012 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The 2012 annual meeting is tentatively scheduled for June 4, 2012 and any proposal and related information must be received between March 26, 2012 and May 21, 2012. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No notices have been received to date relating to the 2011 annual meeting.

By Order of the Board of Directors

Teresa A. Rosengarten Secretary, Baylake Corp.

BAYLAKE CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 6, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert J. Cera and/or William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held of record by the undersigned on March 31, 2011 at the
Annual Meeting of Shareholders to be held on June 6, 2011 or any adjournment thereof:

PROPOSAL 1:	ELECTION OF DIRECTORS – Nominees for the Board of Directors:

Class  I  Directors  (Terms expire in 2014)

Robert W. Agnew	Dee Geurts-Bengtson	Joseph J. Morgan	Elyse Mollner Stackhouse

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name of the nominee in the list stated above.

Vote for all nominees named above
Withhold vote for all nominees above
Vote for all nominees named, except those crossed out

PROPOSAL 2:	THE RATIFICATION OF BAKER TILLY VIRCHOW KRAUSE, LLP AS BAYLAKE CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

_____ For          _____ Against          _____ Abstain

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED SHAREHOLDER(S).  IF PROPERLY SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES NAMED IN PROPOSAL NUMBER ONE AND FOR RATIFICATION OF THE APPOINTMENT OF BAYLAKE CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011 IN PROPOSAL TWO.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.

Dated:                                                                  , 2011.

Signature	Signature, if jointly held

PLEASE MARK YOUR SELECTION FOR THE PROPOSALS, THEN SIGN AND DATE THIS FORM. PLEASE RETURN THIS PROXY FORM PROMPTLY.